                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        Report Under Section 13 or 15(d)
                     Of the Securities Exchange Act of 1934

Current Report As Of July 7, 2003

Commission File Number 0-26999

                                  SULPHCO, INC.
                                  -------------
             (Exact name of registrant as specified in its charter)

          NEVADA                                               88-0224817
          ------                                               ----------
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                              Identification No.)

                             850 Spice Islands Drive
                              Sparks, Nevada 89431
                              --------------------
                    (Address of principal executive offices)


Registrant's telephone number including area code (775)829-1310



                  Former Address, if changed since last report

Item 1. - Change in Control of Registrant.

     Not applicable.

Item 2. - Acquisition or Disposition of Assets.

     Not applicable.

Item 3. - Bankruptcy or Receivership.

     Not Applicable.

Item 4. - Change in Registrant's Certifying Accountant.

     Not applicable.

Item 5. - Other Events.

     On or about March 4, 2002, the Salt Lake City, Utah office of the U.S. Securities and Exchange Commission sent letters to the Company and its principal shareholder Rudolf Gunnerman, indicating that as a result of its investigation captioned "In the Matter of SulphCo, Inc." (SL-02337), that the staff of the Salt Lake District Office was recommending that a complaint be filed naming the Company and Mr. Gunnerman as defendants. The SEC letter to the Company alleges violations of Section 5(a) and 5(c) and Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The letter to Mr. Gunnerman alleges violations of Sections 5(a) and 5(c) and 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 and Rule 101 and Regulation M thereunder. The letters invited the Company and Mr. Gunnerman to submit written statements regarding the staff's allegations. These written statements are generally referred to as "Wells Committee Submissions" The Company and Mr. Gunnerman deny the staff's allegations in the letters and retained legal counsel who submitted a Wells submission responding to the staff's allegations.

     On or about June 27, 2003, the Salt Lake District Office again sent letters to Mr. Gunnerman and the Company stating that the staff intended to recommend that the Commission file an administrative action and a civil lawsuit against the Company and Mr. Gunnerman for violations previously described above. The letters invited a second Wells Submission from both the Company and Mr. Gunnerman. The Company again denies the alleged improper conduct. Further, the Company and Mr. Gunnerman have advised the SEC that they intend to submit a second Wells Submission in response to the letters received.

     Any litigation the SEC may initiate against either the Company or Mr. Gunnerman or both may have adverse effects on the Company's future prospects and activities.

Item 6. Resignation of Registrant's Directors.

     None and Not applicable.

Item 7. Financial Statements and Exhibits.

     Not applicable.

Item 8. Change in Registrant's Fiscal Year.

     Not applicable.

Item 9. Regulation FD Disclosure.

     None.

Exhibits:

     None.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   July 7, 2003.

SulphCo, Inc.


By /s/ Rudolf W. Gunnerman
   ------------------------------
   Chief Executive Officer